Exhibit 99.1

Hawaiian Holdings
Investor Update	Issue Date: September 21, 2009

Hawaiian Holdings, Inc., parent of Hawaiian Airlines (“Hawaiian”) issued the following investor update:

Third Quarter 2009 Revenue

For the quarter ending September 30, 2009, Hawaiian expects passenger revenue per Available Seat Mile or ASM to be flat to 2.5% higher than the second quarter of 2009.  Compared to the third quarter of 2008, Hawaiian expects passenger revenue per ASM to decline 15.5% to 18%.  This outlook is consistent with the high end of management’s expectations shared during the company’s second quarter earnings call on July 27, 2009.

This projection reflects year-over-year improvement in load factor (Revenue Passenger Miles (RPMs) per Available Seat Miles (ASMs)) offset by a reduction in passenger yield (Passenger Revenue per RPM).

Capacity for the quarter ending September 30, 2009 is expected to increase 2.5% to 3% relative to the same period in 2008.

Third Quarter 2009 Operating Expenses

Hawaiian anticipates that its operating expenses per available seat mile excluding fuel (CASM ex-Fuel) for the third quarter of 2009 will increase by approximately 0.5% to 3.0% compared to the second quarter of 2009 and by approximately 14.5% to 17.0%, relative to the third quarter of 2008.  This projected result reflects an increase in expected operating expenses excluding fuel which is higher than management’s previous expectations as communicated during the company’s second quarter earnings call on July 27, 2009.

During its earnings call the company had anticipated a year-over-year increase in expenses attributable to the absence of certain beneficial expense offsets that occurred in the prior year period.  Subsequently, the company has revised its expense forecast to reflect a greater than previously anticipated increase in maintenance expenses related primarily to higher than anticipated engine and airframe overhaul activity and component rentals.

Safe Harbor Statement

This investor update contains forward-looking statements.  All statements, other than statements of historical fact included herein, including statements and information regarding Hawaiian’s financial position, business strategy, possible or assumed future results of operations, and goals and objectives for future operations, are forward-looking statements that involve risks and uncertainty.  These statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “estimate” or other similar words or phrases.  Similarly, statements that describe management’s objectives, plans or goals are or may be forward-looking statements.  Management bases these statements on particular assumptions made in light of industry experience, as well as management’s perception of historical trends, current conditions, expected future developments and other factors that management believes are appropriate under the circumstances.  These statements are not guarantees of performance or results and involve risks, uncertainties and assumptions.  Although management believes that these forward-looking statements are based on reasonable assumptions, many factors could affect Hawaiian’s actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements.  The forward-looking statements related to third quarter 2009 revenue and operating expenses are based on estimates and assumptions, subject to period-end adjustments, and may not be indicative of actual performance for the third quarter of 2009.